EXHIBIT 99.1

Heat Biologics Announces Development of ComPACT, a Next Generation Combination Immunotherapy Platform

Combination Pan-Antigen Cytotoxic Therapy (ComPACT) Designed to Deliver T-Cell Priming and Co-Stimulatory Molecules in a Single Product

Conference Call and Webcast Today at 8:30am EDT

DURHAM, N.C., June 15, 2015 -- Heat Biologics, Inc. ("Heat”), (Nasdaq: HTBX), a clinical stage cancer immunotherapy company, today announced the development of its next-generation combination immunotherapy platform, which combines a pan-antigen T cell priming vaccine and T cell co-stimulator in a single product. This platform, named ComPACT, has been engineered to incorporate various fusion proteins targeting co-stimulatory receptors (OX40, ICOS, 4-1BB), enabling the combination of two important immunotherapy pathways in a single therapy. Data generated using the ComPACT platform are being presented today at the Cell Symposia, ‘Cancer, Inflammation and Immunity’ in Sitges, Spain. The Company will also be hosting a Webcast today to present these data.

Taylor Schreiber, MD, PhD, Heat’s Vice President of Research, who led development of ComPACT, commented: “It is now widely recognized in the clinical community that combinations between checkpoint inhibitors, T cell co-stimulators, and vaccines can provide superior benefits to any single modality as monotherapy.  The first challenge in developing these combinations is to systematically identify synergistic pathways from redundant or antagonistic ones. Another challenge is to deploy combination immunotherapies that may limit systemic toxicity and offer an advantageous overall cost structure compared to combining multiple biologic therapies.  Heat’s ComPACT therapy is designed to achieve these goals.”

The presentation by George Fromm, PhD, Heat’s Director of Research, reveals the first preclinical analysis of ComPACT, incorporating OX40L-Fc, demonstrates significant benefits as compared to traditional OX40 agonistic antibodies. Dr. Fromm commented: “The magnitude of T cell stimulation with ComPACT was somewhat unexpected, but clearly demonstrates substantial increases for both primary and memory immune response to those seen by co-administration of a vaccine and OX40 agonist antibody.”  The data illustrate that systemic OX40 stimulation through antibody therapy led to increased off-target T cell activation, and that the beneficial response with ComPACT may be due to increased specificity.

Although the data presented include combinations between gp96-Ig vaccination and stimulation of OX40, the platform has also been developed to target other T cell co-stimulatory receptors including ICOS, 4-1BB and other undisclosed co-stimulatory targets. Heat’s ComPACT therapy has the potential to provide a product that achieves the envisioned benefits of combination immunotherapy in a single therapy, without the need for multiple independent biologic products. Heat expects to file its first IND with the ComPACT platform in 2H, 2016.

Conference Call

Monday, June 15, 2015 @ 8:30am Eastern Time

Domestic:

888-428-9480

International:

719-457-2697

Conference ID:

2367026

Webcast with slides:

http://public.viavid.com/player/index.php?id=114842

Replays: Available through June 30, 2015

Domestic:

877-870-5176

International:

858-384-5517

Passcode:

2367026

About Heat Biologics, Inc.

Heat Biologics, Inc. (www.heatbio.com) is a clinical-stage biopharmaceutical company focused on developing its novel, "off-the-shelf" ImPACT™ therapeutic vaccines to combat a wide range of cancers. Our ImPACT™ Therapy is designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to "pump out" a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called "gp96" to educate and activate a cancer patient's immune system to recognize and kill cancerous cells. Heat is conducting a Phase 2 trial and another Phase 1b trial of its viagenpumatucel-L (HS-110) in patients with non-small cell lung cancer as well as a Phase 2 trial with its vesigenurtacel-L (HS-410) in patients with non-muscle invasive bladder cancer.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the potential of Heat’s ComPACT therapy to provide a product that achieves the envisioned benefits of combination immunotherapy in a single drug, without the need for multiple independent biologic products. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat's ImPACT™ or ComPACT Therapy to perform as designed, the ability to timely enroll patients and complete the clinical trial on time, the other factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Investor Relations & Media Inquiries

Jeff Wolf

Michael Wood

Chief Executive Officer

LifeSci Advisors, LLC

919-240-7133

646-597-6983

investorrelations@heatbio.com

mwood@LifeSciAdvisors.com